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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

George Mason Bank

     George Mason Mortgage Company
     Mason Advertising, Inc.

Mason Holding Corporation

     George Mason Bank, N.A.